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                                                                    EXHIBIT 5(a)


                     [LETTERHEAD OF VERNON, VERNON, WOOTEN,
                         BROWN, ANDREWS & GARRETT, P.A.]

                                November 29, 1999

Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue
Suite 360
Greensboro, NC 27408

         Re:      Tanger Factory Outlet Centers, Inc.
                  Registration Statement or Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Tanger Factory Outlet Centers, Inc. (the "Company") and to Tanger Properties Limited Partnership ("the "Operating Partnership") in connection with the authorization and issuance of 1,150,000 Common Shares, par value $0.01 per share (the "Shares') to be issued by the Company pursuant to the Amended and Restated Share Option Plan for Directors and Executive and Key Employees of Tanger Factory Outlet Centers, Inc. (the "Share Option Plan") and the Amended and Restated Unit Option Plan for Employees of Tanger Properties Limited Partnership (the "Unit Option Plan").

         We are familiar with the proceedings which have been taken and which are contemplated by the Company in connection with the adoption of the Share Option Plan and the Unit Option Plan and the authorization and issuance of the Shares. For purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed. In particular, we have assumed that the Shares will be issued either pursuant to the terms of the Share Option Plan or in exchange for Units issued pursuant to the terms of the Unit Option Plan, that the Company or the Operating Partnership, as the case may be, shall have received the exercise price payable for each such Share or Unit under the terms of the Share Option Plan or the Unit Option Plan, and that the Company shall have issued share certificates evidencing any such Shares.

         We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina and no opinion is expressed herein as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing and to the further limitations and qualifications herein expressed, it is our opinion that the Shares have been duly authorized and that, upon receipt by the Company and the Operating Partnership of the exercise price and the issuance of share certificates evidencing the Shares, the Shares will be validly issued, fully paid and non-assessable.


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         We understand that you intend to file a Registration Statement on Form
S-8 (the "Registration Statement") with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended. We consent to your filing this opinion as an exhibit to the Registration Statement.

                      Very truly yours,


                      /s/ Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.
                      ----------------------------------------------------------
                      Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.